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                                                                   EXHIBIT 24(g)

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Gail R. Farkas, a member of the Board of Directors of Merrill Lynch Life Insurance Company (the "Company"), whose signature appears below, constitutes and appoints Barry G. Skolnick and Michael
P. Cogswell, respectively, and each of them, her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all Registration Statements and Amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, under the Investment Company Act of 1940, where applicable, and the Securities Act of 1933, respectively, with the Securities and Exchange Commission, for the purpose of registering any and all variable life and variable annuity separate accounts (collectively "Separate Accounts"), of the Company that may be established in connection with the issuance of any and all variable life and variable annuity contracts funded by such Separate Accounts, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done.

Date: February 14, 1996                          /s/ Gail R. Farkas
                                                 ---------------------------

State of New Jersey      )
County of Middlesex      )

On the 14th day of February, 1996, before me came Gail R. Farkas, Director of Merrill Lynch Life Insurance Company, to me known to be said person and she signed the above Power of Attorney on behalf of Merrill Lynch Life Insurance Company.

                                            /s/ Colleen Mohan
                                            ------------------------------------
                                            Notary Public

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